Exhibit 99.1

Devon Energy Corporation 333 West Sheridan Avenue Oklahoma City, OK 73102-5015

Devon Energy Reports Fourth-Quarter and Full-Year 2021 Financial and Operational Results

OKLAHOMA CITY – Feb. 15, 2022 – Devon Energy Corp. (NYSE: DVN) today reported financial and operational results for the fourth-quarter and full year 2021. Supplemental financial tables and forward-looking guidance are available on the company’s website at www.devonenergy.com.

KEY FINANCIAL AND OPERATIONAL HIGHLIGHTS

•	Operating cash flow tripled in 2021 and free cash flow reached the highest level in Devon’s 50-year history

•	Disciplined capital allocation limited reinvestment rates to 32 percent of operating cash flow in the fourth quarter

•	Delaware Basin production growth and margin expansion drove fourth-quarter operating results

•	Fourth-quarter dividend payout improved to record high of $1.00 per share

•	Board approved a 45 percent increase to the fixed quarterly dividend

•	Share-repurchase program retired 14 million shares at a total cost of $589 million in the fourth quarter

•	Board increased share-repurchase authorization by 60 percent to $1.6 billion

CEO PERSPECTIVE

“2021 was a breakout year for Devon that can best be defined by our bold strategic consolidation, unyielding commitment to capital discipline and the successful deployment of our industry leading cash-return business model,” said Rick Muncrief, president and CEO.

“With our powerful suite of assets and financially-driven strategy, we delivered on exactly what we promised to do by generating a record-setting amount of free cash flow that was returned to shareholders through market-leading dividend payouts, opportunistic share buybacks, and improvements to our investment-grade financial strength during the year,” Muncrief commented.

“As I look ahead, the value proposition of Devon only strengthens,” Muncrief added. “Our business is streamlined to capture the benefits of higher commodity prices and we will remain extremely disciplined by prioritizing value over the pursuit of volume. This shareholder-friendly approach will once again translate into differentiated cash returns and excellent returns on capital employed.”

FINANCIAL SUMMARY

Devon reported net earnings of $1.5 billion, or $2.23 per diluted share, in the fourth quarter of 2021. Adjusting for items analysts typically exclude from estimates, the company’s core earnings were $935 million, or $1.39 per diluted share.

Operating cash flow was $1.6 billion in the fourth quarter, a 173 percent increase from the first quarter of 2021 when the WPX merger closed. This level of cash flow funded all capital requirements and resulted in $1.1 billion of free cash flow in the quarter. For the full-year 2021, operating cash flow totaled $4.9 billion, a more than three-fold increase versus 2020, and Devon generated $2.9 billion of free cash flow, representing the highest total in the company’s 50-year history.

Based on the fourth-quarter financial performance, Devon declared a record high fixed-plus-variable dividend payout of $1.00 per share. The dividend is payable on Mar. 31, 2022 to shareholders of record at the close of business on Mar. 14, 2022.

As part of the fourth-quarter dividend announcement, the board approved an increase in the fixed dividend of 45 percent or $0.05 per share. After the fixed dividend is funded, up to 50 percent of the excess free cash flow each quarter will be distributed to shareholders through the variable dividend.

The company also accelerated cash returns through the execution of its share-repurchase program. In the fourth quarter, Devon repurchased 14 million shares at a total cost of $589 million. Given this substantial progress, the board has expanded the company’s share-repurchase authorization by 60 percent to $1.6 billion, which is equivalent to 5 percent of Devon’s market capitalization.

Devon possesses an investment-grade balance sheet and excellent liquidity. In 2021, the company took steps to strengthen its financial position by retiring $1.2 billion of outstanding debt. At Dec. 31, 2021, the company had $2.3 billion of cash on hand and intends to further improve its balance sheet by retiring low-premium debt of up to $1.0 billion in 2022 and 2023.

OPERATING RESULTS

Devon’s total production averaged 611,000 oil-equivalent barrels (Boe) per day in the fourth quarter, exceeding guidance by 3 percent. This positive variance was across all products and driven by high-margin production growth in the Delaware Basin.

The company’s fourth-quarter capital program averaged 16 operated drilling rigs and 4 completion crews, with over 80 percent of activity residing in the Delaware Basin. This level of capital investment was in-line with plan and resulted in an upstream capital spend of $486 million. Midstream, land and other capital requirements totaled $35 million in the quarter.

The benefits of an oil-weighted production mix, coupled with low operating costs, led to field-level cash margins expanding to $42.37 per Boe in the quarter. This result is a 14 percent improvement from the previous quarter.

The capture of merger synergies improved Devon’s corporate cost structure by 31 percent year-over-year, on a pro forma basis. This performance was driven by lower personnel expenses and reduced financing costs.

ASSET-LEVEL HIGHLIGHTS

Delaware Basin: Production averaged 416,000 Boe per day, a 34 percent increase from the first quarter of 2021 when the WPX merger closed. The volume growth in the quarter was driven by 65 new wells that achieved first production across Devon’s 400,000 net acre position in New Mexico and Texas.

A key operating highlight in the quarter was the development of the Avalon Shale within Devon’s Cotton Draw leasehold in New Mexico. This grouping of 6 wells significantly exceeded pre-drill expectations, with average 30-day rates reaching up to 3,600 Boe per day. In addition to the strong well productivity, returns were enhanced by completed well costs that averaged $6.5 million per well.

In 2022, Devon expects to operate an average of 14 rigs and bring online approximately 220 new wells in the Delaware Basin. Approximately 60 percent of activity will be directed toward development opportunities in New Mexico, with the remaining investment allocated to well-delineated opportunities across the company’s acreage in Texas.

Anadarko Basin: Production averaged 78,000 Boe per day, with gas and NGLs representing over 80 percent of the product mix. In 2021, Devon operated two drilling rigs in the basin supported by a $100 million drilling carry with Dow. This carry-enhanced activity resulted in the company spudding 31 wells, with 16 wells commencing first production during the year.

Per-well capital costs from activity in 2021 decreased by 25 percent versus legacy results in the field, and initial well productivity has exceeded type curve expectations by 35 percent. These positive operating results were driven by improvements in completion design and the up-spacing of development units.

In 2022, Devon plans to accelerate activity to a three-rig drilling program and bring online approximately 40 new wells across its acreage position. The carried returns from this program compete with any asset in the company’s portfolio.

Williston Basin: Production averaged 55,000 Boe per day (64 percent oil). In 2021, with a capital program tailored to mitigate production declines and optimize margins, this asset generated approximately $700 million of free cash flow for the company. In the upcoming year, Devon plans to deploy comparable levels of capital activity and bring online 15 to 20 new wells.

Eagle Ford: Fourth-quarter production averaged 38,000 Boe per day. Capital activity in the quarter was highlighted by the commencement of production on 7 new wells in the volatile oil window of the play. This low-risk development activity resulted in average 30-day production rates of 2,700 Boe per day. Completed well costs for these wells averaged $6 million per well. Devon and its partner plan to run a two-rig drilling program in 2022 to maintain consistent production throughout the year.

Powder River Basin: Production averaged 19,000 Boe per day (74 percent oil). Volumes in the quarter benefitted from 2 new Parkman wells that delivered average 30-day rates of 1,200 Boe per day. In 2022, the company expects to spud up to 10 new wells to advance the appraisal of this emerging resource opportunity across its 300,000 net acre position in the oil fairway.

PROVED RESERVES

Devon’s estimated proved reserves on a pro forma basis increased 15 percent to 1.6 billion Boe at year-end 2021, with proved undeveloped reserves accounting for 21 percent of the total. The extensions and discoveries from the company’s drilling program combined with positive revisions added 426 million Boe of reserves in 2021.

A key contributor to the reserve additions in 2021 was the drilling program in the Delaware Basin that organically replaced more than 200 percent of production during the year.

2022 OUTLOOK

Devon remains committed to a disciplined maintenance capital program in 2022 and has not made any modifications to its previously announced plan to sustain production in the range of 570,000 to 600,000 Boe per day, with an upstream capital investment of $1.9 billion to $2.2 billion.

Production in the first quarter of 2022 is estimated to be reduced by 3 percent or 15,000 Boe per day due to the impact of severe winter weather. Adjusting for this downtime, the company expects production to approximate 570,000 Boe per day in the first quarter.

Additional details of Devon’s forward-looking guidance for the first quarter and full-year 2022 are available on the company’s website at www.devonenergy.com.

SUSTAINABILITY UPDATE

Devon recently released its 2021 sustainability report highlighting efforts to deliver industry-leading results while being a good neighbor, valued and effective community partner, responsible environmental steward, and supportive employer. This report also details the progress Devon has made toward achieving key environmental targets focused on reducing the carbon intensity of its operations. For more information, please refer to the sustainability report at www.devonenergy.com/sustainability.

CONFERENCE CALL WEBCAST AND SUPPLEMENTAL EARNINGS MATERIALS

Also provided with today’s release is the company’s detailed earnings presentation that is available on the company’s website at www.devonenergy.com. The company’s fourth-quarter conference call will be held at 10:00 a.m. Central (11:00 a.m. Eastern) on Wednesday, Feb. 16, 2022, and will serve primarily as a forum for analyst and investor questions and answers.

ABOUT DEVON ENERGY

Devon Energy is a leading oil and gas producer in the U.S. with a premier multi-basin portfolio headlined by a world-class acreage position in the Delaware Basin. Devon’s disciplined cash-return business model is designed to achieve strong returns, generate free cash flow and return capital to shareholders, while focusing on safe and sustainable operations. For more information, please visit www.devonenergy.com.

Investor Contacts	Media Contact
Scott Coody, 405-552-4735	Lisa Adams, 405-228-1732
Chris Carr, 405-228-2496

NON-GAAP DISCLOSURES

This press release includes non-GAAP (generally accepted accounting principles) financial measures. Such non-GAAP measures are not alternatives to GAAP measures, and you should not consider these non-GAAP measures in isolation or as a substitute for analysis of results as reported under GAAP. Reconciliations of these non-GAAP measures and other disclosures are provided within the supplemental financial tables that are available on the company’s website and in the related Form 10-K filed with the SEC.

FORWARD LOOKING STATEMENTS

This press release includes “forward-looking statements” within the meaning of the federal securities laws. Such statements include those concerning strategic plans, our expectations and objectives for future operations, as well as other future events or conditions, and are often identified by use of the words and phrases “expects,” “believes,” “will,” “would,” “could,” “continue,” “may,” “aims,” “likely to be,” “intends,” “forecasts,” “projections,” “estimates,” “plans,” “expectations,” “targets,” “opportunities,” “potential,” “anticipates,” “outlook” and other similar terminology. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Devon expects, believes or anticipates will or may occur in the future are forward looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control. Consequently, actual future results could differ materially and adversely from our expectations due to a number of factors, including, but not limited to: the volatility of oil, gas and NGL prices; risks relating to the COVID-19 pandemic or other future pandemics; uncertainties inherent in estimating oil, gas and NGL reserves; the extent to which we are successful in acquiring and discovering additional reserves; regulatory restrictions, compliance costs and other risks relating to governmental regulation, including with respect to federal lands and environmental matters; risks related to climate change; the uncertainties, costs and risks involved in our operations, including as a result of employee misconduct; risks related to our hedging activities; counterparty credit risks; risks relating to our indebtedness; cyberattack risks; our limited control over third parties who operate some of our oil and gas properties; midstream capacity constraints and potential interruptions in production; the extent to which insurance covers any losses we may experience; competition for assets, materials, people and capital; risks related to investors attempting to effect change; our ability to successfully complete mergers, acquisitions and divestitures; our ability to pay dividends and make share repurchases; and any of the other risks and uncertainties discussed in Devon’s 2021 Annual Report on Form 10-K (the “2021 Form 10-K”) or other SEC filings.

The forward-looking statements included in this press release speak only as of the date of this press release, represent management’s current reasonable expectations as of the date of this press release and are subject to the risks and uncertainties identified above as well as those described in the 2021 Form 10-K and in other documents we file from time to time with the SEC. We cannot guarantee the accuracy of our forward-looking statements, and readers are urged to carefully review and consider the various disclosures made in the 2021 Form 10-K and in other documents we file from time to time with the SEC. All subsequent written and oral forward-looking statements attributable to Devon, or persons acting on its behalf, are expressly qualified in their entirety by the cautionary statements above. We do not undertake, and expressly disclaim, any duty to update or revise our forward-looking statements based on new information, future events or otherwise.

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